Exhibit 99.1
FOR IMMEDIATE RELEASE
Marsh Supermarkets Shareholders Approve
Acquisition by MSH Supermarkets
INDIANAPOLIS, Sept. 22, 2006 — Marsh Supermarkets, Inc. (NASDAQ: MARSA) (NASDAQ: MARSB) (“Marsh” or the “Company”) announced that its shareholders, at the special meeting of shareholders held today, approved the Agreement and Plan of Merger, dated as of May 2, 2006 (the “Merger Agreement”), by and among Marsh, MSH Supermarkets Holding Corp. (“MSH Supermarkets”) and MS Operations, Inc., and the merger of MS Operations, Inc. with and into Marsh. Upon completion of the merger, Marsh will be a wholly owned subsidiary of MSH Supermarkets, an affiliate of Sun Capital Partners, Inc.
At the special meeting, 72.4% of the outstanding Class A common stock and 84.0% of the outstanding Class B common stock were voted to approve the Merger Agreement and the merger.
Trading in Marsh’s Class A common stock and Class B common stock on the NASDAQ Global Market will officially cease upon the closing of the merger, which will take place as soon as all other conditions to the merger are satisfied. The transaction is expected to be completed by the end of September 2006.
About Marsh Supermarkets, Inc.
The Company is a leading regional chain, operating 68 Marsh(r) supermarkets, 38 LoBill(r) Foods stores, eight O’Malia(r) Food Markets, 154 Village Pantry(r) convenience stores, and two Arthur’s Fresh Market stores in Indiana and western Ohio. The Company also operates Crystal Food Services(sm), which provides upscale catering, cafeterias management, office coffee, coffee roasting, vending and the concessions, and restaurant management and Primo Banquet Catering and Conference Centers, Floral Fashions(r) and McNamara Florist(r).
About Sun Capital Partners, Inc.
Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 130 companies worldwide with combined sales in excess of $30.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, London, and Shenzhen.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company’s control. The forward-looking statements and the Company’s future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding the purported class and derivative actions filed against the Company’s directors, its former president and Sun Capital Partners, Inc.; uncertainties regarding the consummation of the proposed merger with MSH Supermarkets; the entry of new or remodeled competitive stores into the Company’s market areas; the level of discounting and promotional spending by competitors; the Company’s ability to improve comparable store sales; the level of margins achievable in the Company’s operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company’s ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company’s new and remodeled stores; uncertainties regarding the cost savings of store closings and other restructuring efforts; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company’s ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of other pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward looking statements to reflect subsequent events or circumstances except as required by law.
Contact:
Marsh Supermarkets, Inc.
Douglas W. Dougherty, Executive Vice President, Finance and Administration
(317) 594-2627